Exhibit 10.16

December 10, 2012

Jeffrey L. Rager

5115 Luke Ridge Lane

Katy, TX 77494

Dear Jeff:

This letter will serve as the understanding and agreement (“Agreement”) among Ignite Restaurant Group, Inc. (the “Company”), JCS Holdings, LLC (“JCS”) and their respective parents, subsidiaries, and affiliated companies (collectively, the “Company Group”), on the one hand, and you, on the other hand, with respect to your separation from employment.  This Agreement will not become effective or enforceable until the eighth (8th) day after you have executed this Agreement without having revoked it (the “Effective Date”).  In the event you revoke this Agreement prior to the Effective Date, this Agreement will have no force or effect.

DEFINITIONS.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in (i) the Unit Grant and Joinder Agreement, between JCS Holdings, LLC and Jeffrey L. Rager, dated July 24, 2008, as amended (the “Unit Grant Agreement”) or (ii) the Third Amended and Restated Limited Liability Company Agreement of JCS Holdings, LLC, as amended (the “JCS Agreement”).

CONTINUED EMPLOYMENT.  The Company shall employ you on the terms and conditions set forth in this Agreement through January 4, 2013 (the “Separation Date”), unless sooner terminated in accordance with this Agreement.  The period from the Effective Date through the termination of your employment is referred to herein as the “Transition Period”.

COMPENSATION AND BENEFITS.  During the Transition Period, the Company will continue to pay you your current base salary, less applicable taxes and withholdings, payable on a regular basis in accordance with the Company’s regular payroll practices.  In addition, you may continue to participate in the Company’s group health plan and other Company-sponsored benefit programs in which you were participating as of November 28, 2012, subject to the terms and conditions of the applicable plans.

VACATION.  During the Transition Period, you will continue to accrue vacation time.  Within thirty (30) days after the termination of your employment, the Company will pay you $132.21 for your accrued but not used vacation time.

EARLY TERMINATION; RIGHTS ON TERMINATION.  During the Transition Period, you will not be terminated by the Company except for Cause.  For purposes of this Agreement, “Cause” (i) shall have the meaning ascribed to it in the JCS Agreement and (ii) shall include your material breach of this Agreement.  Any termination of your employment by the Company other than for Cause, as provided herein, shall be deemed for all purposes to be “without Cause.”  Upon termination of your employment for any reason, you will be entitled to receive (i) all earned but unpaid base salary owed through the effective date of termination, (ii) all accrued but unused vacation owed through the effective date of termination, and (iii) any reimbursements owed through the effective date of termination ((i), (ii) and (iii) collectively, the “Accrued Amounts”).  Except as expressly provided under this Agreement or as required by law, no other compensation, severance, or benefits will be due or payable to you subsequent to termination.

SEPARATION RELEASE; SEPARATION PAYMENT.  If (i) you execute and deliver to the Company the additional release attached hereto as Exhibit A (the “Separation Release”)  on or within twenty-one (21) days after the Separation Date, and (ii) you do not revoke the Separation Release, then subject to your material compliance with the terms of this Agreement, the Company will pay you, in addition to the Accrued Amounts, severance pay in the gross amount of $137,500, less applicable withholdings, representing twenty-six (26) weeks of your current base salary (the “Severance Pay”).  The Severance Pay will be payable in substantially equal installments in accordance with the Company’s regular payroll practices, commencing on the thirtieth (30th) day after the Separation Date (but with the first payment being a lump sum payment covering all payment periods from the Separation Date through the date of such first payment).   The Severance Pay will be paid in lieu of, and you hereby waive the right to receive, any other cash severance payment that you are otherwise eligible to receive upon termination of employment under any other agreement between you and the Company Group (including, but not limited to, the Unit Grant Agreement) or under any severance plan, practice, policy or program maintained by the Company Group or as otherwise required by law.

CONTINUED BENEFITS.   Subject to your material compliance with the terms of this Agreement, including your execution of the Separation Release described in the preceding paragraph, the Company will continue to provide to you your current medical, dental and vision coverage elections at your active employee rate as of November 28, 2012 for a period of six (6) months after the Separation Date, subject to the terms and conditions of the applicable plans.  The Company will provide you with this coverage in accordance with the severance policy, which you would not otherwise be entitled to receive, only in consideration of your execution of the Agreement.  If you wish to extend your group medical, dental or vision coverage under COBRA, follow the instructions which will be provided to you within forty-four (44) days from the date that your coverage ends.   The coverage described in this paragraph is in lieu of, and you hereby waive the right to receive, any other coverage that you are otherwise eligible to receive upon termination of employment under any other agreement between you and the Company Group (including, but not limited to, the Unit Grant Agreement) or under any severance plan, practice, policy or program maintained by the Company Group.

DISCONTINUATION OF OTHER BENEFITS.     Except as expressly provided under this Agreement or as required by law, no other compensation, severance, or benefits will be due or payable to you subsequent to the Separation Date.    These include, but are not limited to, the dining discount benefit, 401K participation, and vacation accrual.

EXPENSE REPORTS.   Any outstanding expense reports must be submitted within two weeks of your Separation Date.  These expense reports will be processed in the normal course of business.

RETURN OF COMPANY PROPERTY.   On or before the date of termination of your employment, you must immediately return all Company Group property, including but not limited to, all credit cards, phone cards, dining discount cards, badges, air passes, beepers, pagers, cellular phones, fax machines, printers, computers, laptops, AV equipment, home office furniture and/or equipment, keys, training materials, company documents and records, CD’s, DVD’s, computer disks, tapes, source codes, object codes, gift cards and certificates.

VERIFICATION OF EMPLOYMENT.   The Company will provide verification of your dates of employment and position held.  Should you need to refer a potential employer to the Company to verify employment, have them contact Human Resources in our Houston Restaurant Support Center.

TRADE SECRETS, CONFIDENTIAL AND PROPRIETARY INFORMATION.   You acknowledge and agree that you had access to and received trade secrets and confidential business and proprietary information while working at the Company Group.  Except as required by law and as provided in Paragraph 6 of the Unit Grant Agreement, you agree not disclose or use, directly or indirectly, at any time, any confidential or proprietary business information of the Company Group.  Such information includes, but is not limited to, lease information, personnel information, marketing strategy, pricing strategy, object or source codes of any software, financial information regarding the Company Group and other information which is generally not known to others unrelated to the Company Group.  The restrictions in this paragraph are in addition to and not in lieu of any other obligations you have to protect the Company Group’s trade secrets and confidential and proprietary information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, and/or applicable law.  Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company has under applicable law related to the protection of trade secrets or confidential information.

WAIVER OF NON-COMPETITION COVENANT.  The Company and JCS hereby waive their rights to enforce the non-competition covenant set forth in Paragraph 5 (a) of the Unit Grant Agreement with respect to the period after the termination of your employment.

DISTRIBUTION OF COMMON STOCK.  Provided that you remain employed by the Company through December 31, 2012, (i) you will be deemed to be “employed by the Company Group as of the applicable Vesting Date,” i.e., December 31, 2012, pursuant to Section 3 of the Unit Grant Agreement, to the effect that you will be vested in all Common Units (and in any Company common stock) that was or is to be distributed to you in accordance with the Unit Grant Agreement or the JCS Agreement and (ii) JCS hereby agrees to distribute to you promptly following the Separation Date 36,328 shares of common stock of the Company, par value $0.01 per share (the “Shares”).  You acknowledge that the Shares will be delivered to you as full satisfaction of your rights (except as expressly set forth herein) pursuant to all Common Units that are held by you and such Common Units will thereafter be cancelled.

WAIVER OF REPURCHASE RIGHTS.  The Company and JCS hereby waive their right pursuant to Section 3.5 of the JCS Agreement, to repurchase any of the Common Units (or the Shares) held by you as of the date hereof or that may be held by you following the Separation Date, and acknowledges the waiver of J.H. Whitney VI, L.P. attached hereto as Exhibit B.

COOPERATION.  You agree that you will reasonably and appropriately respond to all reasonable inquiries from the Company Group relating to any current or future investigation, regulatory action, or litigation (including but not limited to any internal or external investigations), and shall make yourself reasonably available to confer with the Company Group and/or its counsel and otherwise provide such assistance as the Company Group and/or its counsel may deem necessary in connection with such investigation, regulatory action, or litigation.  The Company will reimburse all out-of-pocket expenses incurred by you in connection with compliance with this section.

GENERAL RELEASE.  You acknowledge that this Agreement fulfills all obligations of the Company Group to you, including arising out of your employment with the Company, your termination of employment and matters covered in this Agreement.  In exchange for the valuable consideration provided to you by this Agreement, except as otherwise expressly provided in this Agreement, you, for and on behalf of yourself and each of your heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns, fully and completely release the Company, JCS and their respective parents, subsidiaries, and affiliated companies and all of their current and former officers (other than yourself), directors, managers, members, partners, shareholders, agents, employees, employee benefit plans and fiduciaries, insurers, representatives, attorneys, transferees, successors and assigns (collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which you have had, now have, or may have against the Released Parties (or any of them) from the beginning of time up until the time you sign this Agreement.  This release of claims includes, but is not limited to, all claims relating to or arising out of your employment, including the terms and conditions of your employment and the termination of your employment; all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Civil Rights Act of 1866; the Civil Rights Act of 1871; Executive Order 11246; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act (with respect to unvested benefits); the Consolidated Omnibus Budget Reconciliation Act; the Americans With Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act of 1993; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the False Claims Act; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act and the Texas Commission on Human Rights Act); and the Texas Whistleblower Act, and all amendments to those laws; all contract and quasi-contract claims; all claims for promissory estoppel or detrimental reliance; all claims for wages, bonuses, incentive compensation and severance allowances or entitlements; all claims for fraud, slander, libel, defamation, disparagement, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements.

Notwithstanding the foregoing, this release of claims does not release claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement,  (iv) which cannot be released by private agreement, or (v) for indemnification under the certificate of incorporation and bylaws of the Company, or under Delaware law.  Nothing in this Agreement prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving rights to individual relief based on claims asserted in such a charge or complaint, except charges before the NLRB or otherwise where such a waiver of individual relief is prohibited.

RELEASE OF CLAIMS BY COMPANY AND JCS.  Except for the obligations and privileges contained herein, the Company and JCS release, acquit, and discharge you, your successors and assigns (the “Rager Released Parties”) from any and all claims arising out of your employment, your directorship, and/or the termination of your directorship and your separation from employment, including, but not limited to, claims, claims of right to terminate you for “Cause,” demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which the Company and JCS have had, now have, or may have against the Rager Released Parties (or any of them) from the beginning of time up until the time the Company signs this Agreement, provided that nothing herein shall release you from any criminal acts or acts of willful misconduct.

Contemporaneously with delivery by you of the Separation Release, the Company and JCS shall deliver to you a Separation Release in the form of Exhibit C attached hereto.

REPRESENTATIONS.  You represent and warrant that (i) no litigation or other proceeding has been filed or is pending by you against any of the Released Parties, and that you have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein; (ii) except as expressly provided herein, you have been properly paid for all hours worked, and that you have received all commissions, bonuses, and other compensation due (if any) through the date you sign this Agreement; (iii) you have reported any and all work-related injuries or illnesses that you may have incurred during your employment; and (iv) you are not aware of any act, failure to act, practice, policy, or activity of the Company Group that you consider to be or to have been unlawful or potentially unlawful.

REVIEW OF AGREEMENT.  You acknowledge you have had the opportunity to review, consider and to ask questions about this Agreement for a sufficient time.  You acknowledge that you have been advised to consult an attorney of your choice in connection with this Agreement.   You further acknowledge that no promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to you by any person to cause you to sign this Agreement.

ENFORCEMENT.  In the event of a breach of in this Agreement, either party may pursue any remedy available by law or in equity.  In the event of litigation, arbitration, mediation or other proceeding to enforce the terms hereof, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

SEVERABILITY.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

CONSIDERATION PERIOD; REVOCATION PERIOD.

This Agreement includes a release of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”).  You have twenty-one (21) days from the date this Agreement was initially delivered to you to decide whether to sign this Agreement (the “Consideration Period”).  The Agreement should be returned to Kevin Cottingim, SVP / Chief Administrative Officer by the end of the Consideration Period.  Please fax the signed Agreement to Kevin at 832-369-7321, or send overnight to Kevin’s attention at 9900 Westpark Drive, Suite 300, Houston, TX 77063.

If you decide to sign this Agreement before the expiration of the Consideration Period, which is solely your choice, you represent that your decision is knowing and voluntary.  You acknowledge and agree that any revisions made to this Agreement after it was initially delivered to you were either not material or were requested by you, and that such changes do not re-start the Consideration Period.

You may revoke this Agreement within seven (7) days of signing it by delivering a written notice of revocation to Kevin Cottingim, SVP / Chief Administrative Officer.   For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after you have signed the Agreement.    You understand and agree that this Agreement shall not become effective or enforceable until the Effective Date, which is the eighth (8th) day after you have executed this Agreement without having revoked it.  If you have any questions concerning this Agreement, please feel free to contact Kevin Cottingim, SVP / Chief Administrative Officer.

CONFIDENTIALITY.  You agree that the nature and terms of this Agreement are strictly confidential and you have not and will not disclose them at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

INDEMNIFICATION AND DIRECTORS’ & OFFICERS’ LIABILITY INSURANCE.  The Company shall continue to indemnify you, and shall provide you with Directors’ & Officers’ liability coverage commensurate with the Directors’ & Officers’ liability coverage covering you as of November 28, 2012 (provided you agree to execute any required undertakings in connection therewith), for any claims which may arise from events occurring during your service to the Company and its affiliates in accordance with the Amended and Restated Certificate of Incorporation of the Company and any ongoing indemnity therein provided or by the Indemnification Agreement between you and the Company dated May 10, 2012 or as provided by law.  JCS shall continue to indemnify you as provided in the JCS Agreement.

NON-ADMISSION.  This Agreement shall not be construed as an admission by you or any of the Released Parties of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

ENTIRE AGREEMENT.  The parties acknowledge that this Agreement is the complete and exclusive statement of the agreement among the parties regarding the subject matter herein and supersedes and cancels any other oral or written agreements among the parties with the exception of the Unit Grant Agreement.

MODIFICATION.  No provision of this Agreement may be amended, changed, altered, or modified except in writing signed by you and a duly authorized representative of the Company, which writing shall specifically reference this Agreement and the provision(s) that the parties intend to modify.

WAIVER.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

CHOICE OF LAW; VENUE.   This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Texas.

[signature page follows]

Please acknowledge your understanding of and agreement to all of the above terms by signing below.  This Agreement may be transmitted by facsimile.

Ignite Restaurant Group Inc.		JCS Holdings, LLC

By:	/s/ Raymond Blanchette	By:	/s/ Edward W. Engel
	Raymond Blanchette, President and	Name:	Edward W. Engel
	Chief Executive Officer	Title:	Vice President

I have fully read, understand and agree to all of the above.

/s/ Jeffrey L. Rager	12/10/12
Jeffrey L. Rager	Date

EXHIBIT A

SEPARATION RELEASE

I, Jeffery L. Rager, am executing this Separation Release this (“Release”) pursuant to the letter agreement among Ignite Restaurant Group, Inc. (the “Company”), JCS Holdings, LLC (“JCS”) and their respective parents, subsidiaries, and affiliated companies (collectively, the “Company Group”), on the one hand, and me, on the other hand, dated December       , 2012 (the “Agreement”).

GENERAL RELEASE.   In consideration for the benefits provided under the Agreement, to which I would otherwise not be entitled, I, for and on behalf of myself and each of my heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns, except as otherwise expressly provided in the Agreement, fully and completely release the Company, JCS and their respective parents, subsidiaries, and affiliated companies and all of their current and former officers, directors, managers, members, partners, shareholders, agents, employees, employee benefit plans and fiduciaries, insurers, representatives, attorneys, transferees, successors and assigns (collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which I have had, now have, or may have against the Released Parties (or any of them) from the beginning of time up until the time I sign this Agreement.  This release of claims includes, but is not limited to, all claims relating to or arising out of my employment, including the terms and conditions of my employment and the termination of my employment; all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Civil Rights Act of 1866; the Civil Rights Act of 1871; Executive Order 11246; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act (with respect to unvested benefits); the Consolidated Omnibus Budget Reconciliation Act; the Americans With Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act of 1993; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the False Claims Act; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act and the Texas Commission on Human Rights Act); and the Texas Whistleblower Act, and all amendments to those laws; all contract and quasi-contract claims; all claims for promissory estoppel or detrimental reliance; all claims for wages, bonuses, incentive compensation and severance allowances or entitlements; all claims for fraud, slander, libel, defamation, disparagement, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements.  Notwithstanding the foregoing, this Release does not release claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Release, (iii) that may arise after I sign this Release, (iv) which cannot be released by private agreement, or (v) for indemnification under the certificate of incorporation and bylaws of Ignite Restaurant Group, Inc., or under Delaware law.  I understand that nothing in this Release prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this Release I am waiving rights to individual relief based on claims asserted in such a charge or complaint, except charges before the NLRB or otherwise where such a waiver of individual relief is prohibited.

REPRESENTATIONS.   I represent and warrant that (i) no litigation or other proceeding has been filed or is pending by me against any of the Released Parties, and that I have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein; (ii) except as expressly provided in the Agreement, I have been properly paid for all hours worked, and that I have received all commissions, bonuses, and other compensation due (if any) through the date I sign this Release; (iii) I have reported any and all work-related injuries or illnesses that I may have incurred during my employment; (iv) I am not aware of any act, failure to act, practice, policy, or activity of the Company Group that I consider to be or to have been unlawful or potentially unlawful; and (v) I have returned (or will return prior to my last day of employment) all Company  Group property, including but not limited to, all credit cards, phone cards, dining discount cards, badges, air passes, beepers, pagers, cellular phones, fax machines, printers, computers, laptops, AV equipment, home office furniture and/or equipment, keys, training materials, company documents and records, CD’s, DVD’s, computer disks, tapes, source codes, object codes, gift cards and certificates.

CONSIDERATION PERIOD; REVOCATION PERIOD.

I understand that this Release includes a waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that I have twenty-one (21) days from January 4, 2013 to decide whether to sign this Release (the “Consideration Period”).  I understand that if I decide to sign this Release, I must return a signed copy to Kevin Cottingim, SVP / Chief Administrative Officer by no earlier than January 4, 2013 and no later than January 25, 2013.  I understand that I may fax the signed Release to Kevin at 832-369-7321, or send overnight to Kevin’s attention at 9900 Westpark Drive, Suite 300, Houston, TX 77063.

If I decide to sign this Release before the expiration of the Consideration Period, which is solely my choice, I agree that my decision is knowing and voluntary.  I acknowledge and agree that any revisions made to this Release after it was initially delivered to me were either not material or were requested by me, and do not re-start the Consideration Period.  I acknowledge and agree that I have been advised to consult with an attorney prior to signing this Release.

I understand that I have seven (7) days from the date I sign this Release to revoke the Release by delivering a written notice of revocation to Kevin Cottingim, SVP / Chief Administrative Officer.   I understand that for this revocation to be effective, written notice must be received no later than the close of business on the seventh day after the date I have signed this Release.  This Release shall not become effective or enforceable until the eighth (8th) day after I sign this Release without having revoked it (the “Effective Date”).

REVIEW OF RELEASE.  I acknowledge that I have had the opportunity to review, consider and to ask questions about this Release for a sufficient time.  I further acknowledge that no promise or agreement of any kind, other than those set out in writing in this Release, has been made to me by any person to cause you to sign this Release.

SEVERABILITY.  Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.

CHOICE OF LAW; VENUE.   This Release shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Texas.

AGREED TO AND ACCEPTED this
7th day of January, 2013.

/s/ Jeffery L. Rager
Jeffery L. Rager

EXHIBIT B

J.H. Whitney VI, L.P. Waiver

J.H. Whitney VI, L.P. hereby waives its right pursuant to Section 3.5 of that certain Third Amended and Restated Limited Liability Company Agreement of JCS Holdings, LLC, as amended, to repurchase any of the vested common units of JCS Holdings, LLC (or the related common stock of Ignite Restaurant Group, Inc.) held by Jeffrey L. Rager as of the date hereof or following his separation from Ignite Restaurant Group, Inc. on January 4, 2013.

J.H. WHITNEY VI, L.P.

By: J.H. Whitney Partners VI, LLC, its general partner

	By:	/s/ Paul Vigano
	Name:	Paul Vigano
	Title:	Managing Member

Date:	1/7/13

EXHIBIT C

SEPARATION RELEASE

Ignite Restaurant Group Inc. and JCS Holdings, LLC are hereby executing this Separation Release this (“Release”) pursuant to the letter agreement among Ignite Restaurant Group Inc., JCS Holdings, LLC, and their parents, subsidiaries, and affiliated companies (collectively, the “Company”), on the one hand, and Jeffrey L. Rager (or “you”), on the other hand, dated December 10, 2012 (the “Agreement”).

RELEASE OF CLAIMS BY COMPANY AND JCS.  Except for the obligations and privileges contained in the Agreement, the Company and JCS release, acquit, and discharge you, your successors and assigns (the “Rager Released Parties”) from any and all claims arising out of your employment, your directorship, and/or the termination of your directorship and your separation from employment, including but not limited to, claims, claims of right to terminate you for “Cause,” demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which the Company and JCS have had, now have, or may have against the Rager Released Parties (or any of them) from the beginning of time up until the time the Company signs this Agreement, provided that nothing herein shall release you from any criminal acts or acts of willful misconduct.

SEVERABILITY.  Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.

CHOICE OF LAW; VENUE.   This Release shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Texas.

AGREED TO AND ACCEPTED this 7th day of January, 2013.

Ignite Restaurant Group Inc.		JCS Holdings, LLC

By:	/s/ Raymond Blanchette	By:	/s/ Edward W. Engel
	Raymond Blanchette, President and	Name:	Edward W. Engel
	Chief Executive Officer	Title:	Vice President